Exhibit 10.1

reAlpha 2025 Short-Term Incentive Plan

Last Updated: February 10, 2025

1)	GUIDING PRINCIPLES

The 2025 Short-Term Incentive Plan (“STIP”) represents an important component of the total rewards philosophy of reAlpha Tech Corp. (“reAlpha”). The STIP provides quarterly equity incentives (“STIP Awards”) for the achievement of reAlpha annual objectives in alignment with the following guiding principles:

a.	Offer competitive rewards that attract, motivate and retain best talent

b.	Drive superior execution of annual operational plans as part of long-term value creation

c.	Provide right balance between operational measures to ensure appropriate focus and collaboration across the reAlpha organization

2)	ELIGIBILITY

All of our executive officers, any other executive officer role that may be created from time to time, and employees and consultants selected by the Compensation Committee (the “Compensation Committee”) of reAlpha’s Board of Directors (the “Board”) are eligible to participate in the STIP (each, a “Participant,” and collectively, the “Participants”). The Participants are eligible upon the first date of hire or promotion and must be employed by reAlpha, or one of its subsidiaries, at the time of a Payout (as defined below) to qualify for a quarterly STIP Award, unless otherwise provided in an agreement between the Participant and/or one of its subsidiaries.

3)	PLAN TIME FRAME

The STIP time frame is split into quarterly periods, aligning with the reAlpha fiscal year, which starts on January 1 and finishes on December 31.

Period 1: January 1 - March 31

Period 2: April 1 - June 30

Period 3: July 1 - September 30

Period 4: October 1 - December 31

Hereafter each referred to as (a “Payment Period” or collectively, the “Payment Periods”).

4)	COMPONENTS AND PAYOUT DETERMINATION

(A)	STIP Award Components

The STIP Awards are a function of the Participant’s annual salary, Incentive Target and STIP Payout Factor (each as defined below, and collectively, the “Payout Multipliers”):

Incentive Target (% of Annual Base Salary)

The incentive target is expressed as a percentage of annual base salary for each Participant as set by the Compensation Committee, considering the Participant’s position with reAlpha, corresponding responsibilities and scope of such position and competitive market data (the “Incentive Target”).

STIP Payout Factor

The payout factor is determined by the level of reAlpha performance for the Payment Period (the “STIP Payout Factor”). reAlpha’s performance level during the Payment Period will be assessed through three performance target categories (each, a “Performance Target Category,” and collectively, the “Performance Target Categories”), consisting of: (i) organic revenue achieved by reAlpha, (ii) number of brokerage transactions consummated by reAlpha’s in-house brokerage firm, and (iii) the quality of acquisitions consummated by reAlpha, as determined in the sole discretion of the Compensation Committee. These Performance Target Categories are set by the Compensation Committee at the beginning of the fiscal year, but can be changed quarterly depending on reAlpha’s results and priorities. The actual STIP Payout Factor achieved can range from 0% to 500%.

Performance Target Category Percentage Weight

Each Performance Target Category is assigned a different percentage weight for each Participant, depending on the Participant’s scope of responsibility, which percentage weights will add up to 100% for any given fiscal quarter. STIP Awards for Participants with corporate responsibilities or those spanning all divisions are based solely on reAlpha consolidated growth performance, whereas the STIP Awards for division presidents are tied to both their respective division and consolidated reAlpha financial performance. This is to ensure appropriate balance between line of sight and common shared objectives. The Compensation Committee determines the respective percentage weights for each Participant and each Performance Target Category at the beginning of each fiscal year, subject to change by the Compensation Committee on a fiscal quarterly basis depending on reAlpha’s results.

(B)	Payout Determination

Following the Payment Period end, a STIP Payout Factor is determined by the Compensation Committee according to the level of performance achieved for each measure and its respective weighting. STIP Payout Factors for financial measures are determined by calculating the percent achievement of actual financial results compared to the targets set by the Compensation Committee at the beginning of the fiscal year, as those may be adjusted from time to time. STIP Payout Factors that are subjective are determined at the sole discretion of the Compensation Committee’s evaluations of such Payout Multiplier.

Payout Calculation

Once the Payout Multipliers are determined, including the STIP Payout Factor for each Performance Target Category, the actual quarterly payout amount per Performance Target Category is calculated using the formula below (each, a “Payout,” and collectively, the “Payouts”):

Quarterly Payout per Performance Target Category = (Annual Base Salary/4) * Incentive Target (% of Annual Base Salary) * STIP Payout Factor * Performance Target Category Percentage Weight

Each Payout will be paid in reAlpha’s restricted stock units (“RSUs”) under reAlpha’s 2022 Equity Incentive Plan, as amended from time to time, or any successor or replacement plan adopted by the Board and approved by the stockholders of reAlpha, that will be subject to a vesting period set forth in Section 7 herein. The RSU issuance price will be the closing price of reAlpha’s common stock, par value $0.001 per share, as reported on The Nasdaq Stock Market LLC (“Nasdaq”) on the Grant Date (as defined below).

5)	CLAWBACK

The Compensation Committee may, in its sole discretion, to the full extent permitted by applicable federal, state, provincial and other local law and to the extent it determines it is in the best interests of reAlpha to do so in accordance with reAlpha’s Clawback Policy currently in effect (or any successor or replacement plan adopted by the Board) (the “Clawback Policy”), require reimbursement of all or a portion of the STIP Award received by a Participant or a former Participant under certain conditions.

6)	ADMINISTRATIVE PROVISIONS

New Hires

The STIP Awards for Participants hired by reAlpha during the Payment Period are prorated based on the number of days of active employment during such Payment Period, specifically from the Participant’s date of hire until the last day of the Payment Period.

Promotion or Transfer

If a Participant is promoted or transferred to another executive officer position eligible under the STIP that has different Payout Multipliers, a STIP Award for each role will be calculated in accordance with Section 4 herein with respect to such role and then prorated for the time worked in each position.

Termination

If a Participant resigns (leaves voluntarily) or is terminated for any reason prior to the Grant Date of a Payout, such Participant is not eligible to receive any Payout, unless otherwise provided in an agreement between the Participant and reAlpha or one of its subsidiaries.

Disability and Leave of Absence

If a Participant leaves on short or long-term disability during the Payment Period or approved leave of absence, the Payouts, if any, will be pro-rated based on actual time worked during the Payment Period.

Grant Date

The date of grant of any STIP Awards for a given fiscal quarter will be 30 calendar days after the last calendar day of such fiscal quarter (the “Grant Date”), or if such date is a non-Trading Day (defined below), the Trading Day immediately prior to such date of grant. The Board retains the right, in its sole and exclusive discretion, to review, modify and adjust targets and results and reduce individual Payouts earned under the STIP. For purposes herein, “Trading Day” means any day on which Nasdaq is open for the transaction of business, excluding weekends and public holidays on which trading is suspended or closed.

Vesting Schedule

The STIP Awards earned in a fiscal quarter, if any, will vest as follows: (i) 50% will vest on the date that is 12 months from the date of grant, (ii) 12.5% will vest on the date that is 15 months from the date of grant, (iii) 12.5% will vest on the date that is 18 months from the date of grant, (iv) 12.5% will vest on the date that is 21 months from the date of grant and (v) 12.5% will vest on the date that is 24 months from the date of grant.

Administration

The Compensation Committee shall have full power to administer and interpret the STIP and, in its sole discretion, may establish or amend rules of general application for the administration of the STIP.

No Assignment

No STIP Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or the laws of descent and distribution.

Unfunded Plan

The STIP shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of reAlpha or any of its subsidiaries for payment of any amounts hereunder. No Participant, beneficiary, or other person shall have any interest in any particular assets of reAlpha or any of its subsidiaries by reason of the right to receive any STIP Award under the STIP. To the extent that any Participant acquires a right to receive any payment pursuant to a STIP Award, such right shall be no greater than the right of any general unsecured creditor of reAlpha and its subsidiaries.

Governing Law

The STIP shall be construed in accordance with the laws of Delaware, without giving effect to principles of conflict of laws.

Tax Requirements

reAlpha or an applicable subsidiary of reAlpha shall have the power and the right to deduct or withhold, or require a Participant to remit, an amount sufficient to satisfy applicable taxes and mandatory government deductions required by law to be withheld with respect to any STIP Award payment to a Participant.

7)	CONDUCT OF BUSINESS

No Payout shall be earned, due or payable unless the Participant has at all times fully complied with the requirements of this Section 7.

a.	Every Participant eligible for awards under the STIP is expected to perform his/her job functions in a professional manner and in a way that reflects positively on reAlpha.

b.	All Participants must comply with all of reAlpha’s policies at all times, and abide by reAlpha’ Code of Business Conduct & Ethics (the “Code of Conduct”) available in the company handbook in all business activities. The Code of Conduct is subject to update from time to time. Each Participant may be asked periodically to review and reaffirm the Code of Conduct and is expected to do so promptly.

c.	The failure of a Participant to comply with reAlpha’s policies or its Code of Conduct, or any action taken by a Participant to the detriment of reAlpha or a customer or business partner, may result in forfeiture of all Payouts, as determined by the Compensation Committee.

d.	Each Participant must fully comply with the terms of his or her employment agreement or other agreement relating to the terms of employment or relating to restrictive covenants or the treatment of intellectual property and confidential information.

e.	The rights with respect to any award granted pursuant to the STIP of each Participant who is subject to the Clawback Policy shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that reAlpha may have under the Clawback Policy, or (iii) any other agreement or arrangement with a Participant, or (iii) applicable law.

8)	LOCAL LAWS

Sections 4, 5, 6 and 7 are subject to and may be superseded by the local laws of the country and/or state in which the Participant resides.

9)	DISCLAIMER

Nothing in the STIP implies contractual agreement nor should be interpreted as a guarantee of continued employment or interfere with or restrict in any way the right of reAlpha or any of its subsidiaries to discharge any Participant at any time (subject to any contract rights of such Participant). reAlpha reserves the right to amend, modify, suspend, or discontinue the STIP at any time and for any reason in whole or in parts, in its sole and exclusive discretion.

10)	SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE U.S. INTERNAL REVENUE CODE

Note: This section is applicable only to the Participants subject to taxation in the U.S.

This section sets forth special provisions of the STIP intended to be compliance with Section 409A of the United States Internal Revenue Code of 1986, as amended. It is intended that the provisions of the STIP comply with or are exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of the STIP will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. reAlpha cannot make any representations or guarantees with respect to compliance with such requirements, and it and/or any affiliate will not have any obligation to indemnify a Participant or otherwise hold him/her harmless from any or all of such taxes or penalties. For purposes of Section 409A of the Code, each installment payment, as applicable hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this document to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A of the Code.

Notwithstanding anything in the STIP Plan to the contrary, if, at the time of termination of employment hereunder, the Participant is deemed to be a “specified employee” of reAlpha and/or any affiliate within the meaning of Section 409A of the Code, then (a) only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Participant is entitled under the STIP in connection with such termination that are subject to Section 409A of the Code (and not otherwise exempt from its application) that constitute “nonqualified deferred compensation” for purposes of Section 409A shall be withheld until the first business day of the seventh month following the date of such termination (the “Delayed Payment Date”), (b) on the Delayed Payment Date, the Participant shall receive a lump sum payment in an amount equal to the aggregate amount of such payments that otherwise would have been made to the Participant prior to the Delayed Payment Date and (c) following the Delayed Payment Date, the Participant shall receive the payments otherwise due to the Participant in accordance with the payment terms and schedule set forth herein.

Separate Payments. For purposes of Section 409A of the Code, each payment that may be made to a Participant pursuant to the STIP is designated as a “separate payment” for purposes of Treas. Reg. Section 1.409A-2(b)(iii).

Amendment of This Section

The Board shall retain the power and authority to amend or modify this section to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any Participant.

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